Exhibit (a)(1)(M)

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760

WEBMD HEALTH CORP. ANNOUNCES PRELIMINARY

RESULTS OF ITS TENDER OFFER

NEW YORK, NY (April 4, 2012) — WebMD Health Corp. (Nasdaq: WBMD) announced today the preliminary results of its tender offer to repurchase up to $150 million of its common stock through a modified “Dutch auction” tender offer, which expired at 5:00 p.m., New York City time, on Tuesday, April 3, 2012. In accordance with the terms and conditions of the tender offer, WebMD expects to acquire 5,769,230 shares of its common stock at a price of $26.00 per share, for an aggregate cost of $150 million, excluding fees and expenses relating to the tender offer. These shares represent approximately 10.15% of WebMD’s currently outstanding common stock (including shares of unvested restricted stock).

Based on the preliminary count by American Stock Transfer & Trust Company, LLC, the Depositary for the tender offer, approximately 18 million shares of WebMD’s common stock were properly tendered and not properly withdrawn at or below the purchase price of $26.00 per share. Since the offer was oversubscribed, the number of shares that WebMD will purchase from each tendering shareholder will be pro-rated. Based upon the preliminary count by the Depositary of shares tendered, WebMD estimates that the pro-ration factor will be approximately 33%. That pro-ration factor is a preliminary estimate and is subject to change, including as a result of the verification of the proper delivery of all shares tendered (including shares tendered pursuant to guaranteed delivery procedures) and as a result of the impact of odd-lot tenders and conditional tenders. The final pro-ration factor will be announced promptly following completion of the verification process. Promptly after such announcement, the Depositary will issue payment for the shares validly tendered and accepted under the tender offer and will return all other shares tendered. It is currently expected that payment for all shares purchased will be made on or about April 10, 2012.

As of April 3, 2012, WebMD had approximately 56,824,000 shares of common stock outstanding (including approximately 976,000 shares of unvested restricted stock). After giving effect to the results of the tender offer, WebMD expects to have approximately 51,055,000 shares of common stock outstanding (including unvested restricted stock).

The Information Agent for the tender offer is Innisfree M&A Incorporated. For questions and information, please call the Information Agent toll free at 1-888-750-5834.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF WEBMD HEALTH CORP. COMMON STOCK. THE TENDER OFFER WAS MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT WEBMD DISTRIBUTED

TO ITS STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, AS AMENDED, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT WEBMD FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT 1-888-750-5834.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, emedicineHealth, RxList, theheart.org and Medscape Education.

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All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries; and changes in facts and circumstances and other uncertainties concerning the tender offer. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.